Exhibit 99.1

CytoSorbents 2017 – Propelling the Company to the “Next Level”

Targeting significant annual sales growth, near-term operating profitability, a U.S. pivotal trial, and greater investor awareness and ownership

MONMOUTH JUNCTION, NJ – April 19, 2017 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, issues a stockholder letter from its 2016 Annual Report from its Chief Executive Officer, Dr. Phillip Chan.

Dear Fellow Stockholders and Friends,

We spoke last year of driving towards the inflection point. After achieving record CytoSorb® sales of $8.2 million last year, helping to save many lives in more than 20,000 treatments, and numerous accomplishments through the first quarter of this year, we believe we are now well-positioned to drive the next phase of our evolution into a potentially very profitable and visible, high margin disposables pure play that can transform medical care. Specifically, we are targeting the following major milestones.*

1.	Continued Strong Year-over-Year Revenue Growth

In 2016, we more than doubled our product sales and CytoSorb treatments from the prior year. Direct sales were particularly strong, with broad increases in usage and one hospital already exceeding $1 million in sales, confirming our assertion that large hospitals can be multi-million dollar accounts. Several major recent developments give us visibility and confidence on future growth. The first is the recent achievement of a dedicated reimbursement code for CytoSorb in Germany, the largest medical device market in Europe and third largest in the world, accounting for approximately 60% of our 2016 revenue. Importantly, this new code was initiated and supported by many major German medical societies, providing yet more validation of our technology. The new reimbursement is expected to cover the full cost of the device and procedure, significantly improving upon the previous reimbursement, and eliminating a significant bottleneck in usage. German hospitals are completing government negotiations for their annual operating budgets, which includes procedures like our CytoSorb therapy. We are already seeing solid increases in reimbursement rates. Once these rates are more widely established, they are expected to progressively enhance CytoSorb sales over time.

Our expanded agreement with Fresenius Medical Care (“FMC”), the largest dialysis company in the world, is expected to be another major catalyst going forward. Exclusive critical care distribution rights for CytoSorb were extended by three years in France, Poland, Denmark, Sweden, Norway and Finland, with FMC increasing its commitment to guaranteed quarterly purchases. More importantly, we entered into a co-marketing agreement where FMC’s sales force will co-market CytoSorb as a preferred critical care therapy on its industry-leading multiFiltrate and multiFiltratePRO dialysis machines, with a written endorsement that can be used worldwide. This will effectively increase the number of sales reps in each country marketing CytoSorb, where we (or our partners) will record the sale of CytoSorb, and FMC’s sales reps will gain sales on all ancillary disposable products (e.g., blood lines, fluids, dialysis filters) and dialysis machines. We believe this win-win scenario will drive greater usage of CytoSorb while maximizing utilization of FMC’s acute care dialysis machine infrastructure and growing the overall ICU market. We are in the training and preparation stage with FMC, and plan to start in major countries later this year.

We have strong expectations for our other strategic partners as well. In December 2016, our partner Terumo Cardiovascular, a global leader in cardiac and vascular surgery, launched CytoSorb for cardiac surgery applications in six countries – France, Denmark, Sweden, Finland, Norway, and Iceland. We may potentially expand this agreement to other countries, such as Japan, where Terumo is the market leader. Biocon, the largest biopharmaceutical company in India, is also expanding steadily in India and Sri Lanka after establishing a specially focused CytoSorb sales division. Furthermore, the addition of Dr. Reddy’s Laboratories, a $2 billion in sales global pharmaceuticals company, for South Africa shows the broad interest of our platform across all types of international healthcare partners. Meanwhile, we continue to grow our international sales team, adding reimbursement support and regional sales managers, by way of example, to drive the success of our distribution network worldwide.

New CytoSorb growth opportunities abound in the $100 billion in product sales immunotherapy market, even beyond critical illness and cardiac surgery. For example, the recent addition of cancer immunotherapy pioneer, Dr. Carl June, to our advisory board highlights the potential of CytoSorb and related technologies in the massive cancer and immuno-oncology fields.

2.	Achievement of Operating Profitability Within One to Two Years

We believe CytoSorbents has significant operating leverage as a high value, high margin “therapeutic razorblade” pure play. We are able to achieve this leverage throughout our business model: from a highly scalable and robust manufacturing process requiring only modest capital expenditures for major production gains; to our R&D program that is nearly fully-funded by external grants and contracts; to our mixed direct and distributor-based sales model where blended gross margins are expected to approach 80% with volume manufacturing and economies of scale. Because of these dynamics, we expect to achieve operating profitability (excluding clinical trial costs and non-cash expenses) within the next one to two years at approximately $20 million in sales. At 2016 year end, we had already achieved a $10 million sales run rate. Once $20 million in sales is achieved and clinical trial costs are offset, we expect to generate significant amounts of cash and income, where approximately 50 cents on every dollar in sales could drop to the bottom line. This would be further enhanced by using our sizeable net operating loss carryforwards to offset corporate taxes. We believe this is why our company is unlike many other medtech companies who often incur increasing losses, as sales and marketing expenses skyrocket to drive machine sales. We also believe our high margin disposables model is why we have such strong partnership interest. We appear to fit perfectly with their acute care sales models of selling machines and disposables, while giving them the ammunition to out-innovate and out-compete their competitors.

3.	Bringing the Story Home to the U.S. – REFRESH 2 Cardiac Surgery Trial

The expected initiation of our U.S. cardiac surgery REFRESH 2 trial in the second half of 2017, pending FDA protocol approval, would establish a timeline for U.S. approval (potentially as early as 2020) for the first time. This would be a major milestone for investors. Last year we successfully completed the 40-patient, 8-center randomized, controlled REFRESH (REduction of FREe Hemoglobin) I feasibility and safety trial which demonstrated that CytoSorb was safe when used intra-operatively during on-pump complex cardiac surgery. The trial also identified complex cardiac surgery procedures with the highest levels of plasma-free hemoglobin (which will be used to enrich REFRESH 2 for those at greatest risk of organ injury), and demonstrated statistically significant reductions of key inflammatory mediators in this group. An abstract of our REFRESH I data was submitted and accepted for podium presentation to the “Late Breaking Abstracts” tract of the American Association for Thoracic Surgery conference on May 1, 2017. Selection of abstracts by AATS is very competitive, while podium presentation selection is even more so. We feel this represents encouraging validation of our strategy to control excessive inflammation during cardiac surgery.

4.	Enhanced Stock Profile with Increased Liquidity and Institutional Ownership

We recently announced the completion of an $11.5 million financing that was led by Cowen and Company (“Cowen”), one of the top U.S. healthcare investment banks, and co-managed by our existing investment banking syndicate including Aegis Capital Corp. and HC Wainwright & Co., as well as B. Riley & Co., Maxim Group, LLC, and Northland Capital Markets. We are pleased that Cowen, following its own due diligence, sought to work with us to introduce a new tier of fundamental institutional investors to our story. This complemented meetings organized by our existing banking syndicate, with a broad range of smaller fundamental investors in non-deal roadshows over the past year. We are also delighted that many other well-known healthcare focused investment banks also want to work with us.

We accomplished several important goals in this financing. First, we strengthened the balance sheet, eliminating the financing “overhang” and enabling us to fund our anticipated growth without interruption, including the build-out of a new CytoSorb manufacturing facility and the financing of REFRESH 2, pending discussions with the FDA. Second, we have garnered the support of Cowen and other major investment banks and plan to continue working with them on non-deal roadshows to increase our exposure and spread our story to a new universe of investors. Third, we met with a large number of fundamental investors, some of whom we knew, and many of whom we met for the first time, with a number of such investors participating in this deal. These investors form the beginning of a core base of fundamental institutional stockholders that is intended to drive sustained, increased liquidity of the stock.

Improving the daily trading volume and liquidity of our stock is one of our main priorities. Increasing liquidity would allow our stock to respond more appropriately to good news. It would allow large investors to begin taking open-market positions in the stock, where previously they could not. And future financings, if needed at all, would not need to “bake in” a liquidity discount for larger investors. This discount contributed to a greater than expected 17% discount to our stock price in this most recent financing, but was still slightly better than the approximate 20% mean and median discounts for most comparable life science and medical device follow-on financings done in the past two years, and below the approximate 23% discount on financings for medical device companies with revenue of $5-20M.

That said, this financing with Cowen and our existing banks, the participating core investors, and the marketing we did around the deal, were central to our goal of propelling the company to the “next level” with greater visibility and institutional sponsorship that is intended to benefit all stockholders in the longer term. In the coming months, we will work to build upon this progress, and bring in new institutional and retail investors from both the U.S. and Europe. We will complement these efforts with a newly focused PR and IR effort specifically designed with these goals in mind.

In summary, we have ambitious plans for 2017 across a broad front and are now well-positioned, with important recent catalysts and funding, to be able to target these goals aggressively. We are a unique high margin disposables pure play with an approved product and growing revenue in multi-billion dollar markets; high operating leverage with the prospects of near-term profitability; tremendous technology validation seen by clinical usage, major strategic partnerships, and government funding; and the potential for U.S. approval in the next several years. For these reasons, we believe we bring an uncommon value to investors. We look forward to continuing this exciting journey with all of you: our patients and physicians, our customers, our partners, our stockholders, and our CytoSorbents family. Thank you again for all of your support.

Sincerely,

Dr. Phillip Chan, MD, PhD

Chief Executive Officer and President

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 43 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury and pancreatitis, as well as in cancer immunotherapy. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure. CytoSorbents has completed its REFRESH (REduction in FREe Hemoglobin) I trial - a multi-center, randomized controlled study that has demonstrated the safety of intra-operative CytoSorb® use in a heart-lung machine during complex cardiac surgery. In 2017, the company plans to initiate a pivotal REFRESH 2 trial intended to support U.S. FDA approval. CytoSorb® has been used safely in more than 20,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding in excess of $18 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending worldwide, including CytoSorb-XL, HemoDefend™, VetResQ™, ContrastSorb, DrugSorb, and others. For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact:
Amy Vogel Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Public Relations Contact:

Amy Phillips
Pascale Communications
412-327-9499
amy@pascalecommunications.com